     Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

                                                                Exhibit 10.3.2.2


                                LICENSE AGREEMENT

     Effective May 31, 2001 (the "Effective Date"), Research Corporation Technologies, Inc., a Delaware nonprofit corporation, with offices at 101 N. Wilmot Road, Suite 600, Tucson, AZ USA 85711-3365, ("RCT"), and BioVex Ltd., a corporation organized under the laws of the United Kingdom, with offices at The Windeyer Institute, 46 Cleveland Street, London WIT 4JF, England ("Licensee"), agree as follows (fully-capitalized terms are defined in ARTICLE VIII):

                                    ARTICLE I
                                     LICENSE

     SECTION 1.1 Grant of License. RCT hereby grants to Licensee, and Licensee hereby accepts from RCT, a non-exclusive license under the LICENSED PATENTS to make and have made, to USE, to SELL, to offer to SELL, and to import LICENSED PRODUCTS in the LICENSED TERRITORY for any use free from suit by RCT for infringement of the PATENT CLAIMS in the LICENSED TERRITORY. No license or rights are granted or implied under any patent application or patent not a LICENSED PATENT. The foregoing license does not in any way include the license or right to SELL or offer to SELL (or export out of the LICENSED TERRITORY): (a) any PROTEIN PRODUCT; or (b) any GENE, GENE construct, or any cell transfected with a GENE that is intended for use in the in vivo production of protein in any non-human animal, or the production of a PROTEIN PRODUCT. Licensee covenants that its activities under this Agreement shall be so limited. Licensee shall have neither the right nor the power to grant sublicenses except as provided in
SECTION 1.2 below.

     SECTION 1.2 Extensions to AFFILIATES.

          Subsection 1.2.1. Grant of Right. RCT hereby grants to Licensee the right to extend to Licensee's AFFILIATES the license granted under SECTION 1.1 of this Agreement but with no right to further extend the license granted thereunder. Licensee shall notify RCT in writing before any extension to an AFFILIATE is made. If an AFFILIATE ceases to be an AFFILIATE, any license extended to such AFFILIATE under this SECTION 1.2 shall terminate concurrently with such AFFILIATE's ceasing to be an AFFILIATE.

          Subsection 1.2.2. Licensee Responsible for Performance. Licensee shall be responsible for the performance of its AFFILIATES to which it extends this license. For assessing, reporting and paying earned royalties under this Agreement, the manufacture, SALE, USE or importation of LICENSED PRODUCTS by Licensee's AFFILIATES shall be considered the manufacture, SALE, USE, or importation of such LICENSED PRODUCTS by Licensee. Each AFFILIATE may make the pertinent reports and royalty payments specified in ARTICLE II ("Financial Terms") directly to RCT on behalf of Licensee if Licensee provides RCT prior written notice. Otherwise, Licensee shall make such payments and reports separately showing the AFFILIATE's USE, SALE, and importation of LICENSED PRODUCTS.

     SECTION 1.3 RCT's Obligations to Offer Licenses. Licensee may desire to have LICENSED PRODUCTS, that have been introduced into human beings in the course of clinical trials conducted under the sponsorship or direction of Licensee, marketed and SOLD by a commercial partner, co-promoter or developer (a "Qualified License Prospect"). From time to

                                                                        05/31/01


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time, Licensee may provide to RCT a written request that RCT grant a license under the LICENSED PATENTS to such Qualified License Prospect. Promptly after receiving each such written request, RCT shall offer to the pertinent Qualified License Prospect a license under the LICENSED PATENTS at the then-prevailing terms offered by RCT to others for such a license. RCT shall negotiate each such license in good faith but shall not have any obligation to enter into such license if RCT and the pertinent Qualified License Prospect are unable to agree upon the terms of such license.

     SECTION 1.4 No Further Rights. Except as expressly provided in this ARTICLE I, no further or different license, option, or right is granted or implied.

                                   ARTICLE II
                                 FINANCIAL TERMS

     SECTION 2.1 License Fees. Licensee shall pay to RCT a non-refundable, non-creditable license issue fee of US$[**] upon execution and delivery of this Agreement. In addition to the foregoing, Licensee shall pay to RCT a non-refundable, non-creditable milestone fee of $[**] on or before the date thirty days after the first SALE of a each type of LICENSED PRODUCT. For purposes of the foregoing, a LICENSED PRODUCT shall be deemed to be a different "type" of LICENSED PRODUCT if a separate Investigational New Drug Application ("IND") is required to be filed with the U.S. Food and Drug Administration in accordance with 21 CFR Part 312 to conduct clinical trials for such LICENSED PRODUCT in the United States.

     SECTION 2.2 Earned Royalties.

          Subsection 2.2.1. Earned Royalty Amount. Licensee shall pay to RCT an earned royalty equal to [**]% of the NET SALES VALUE of each LICENSED PRODUCT in FINAL PRODUCT FORM SOLD, or imported into the LICENSED TERRITORY, by or for Licensee or its AFFILIATES during the term of this Agreement, including without limitation each LICENSED PRODUCT in FINAL PRODUCT FORM made or imported during the term of this Agreement but SOLD after the termination of this Agreement. If A LICENSED PRODUCT is SOLD in BULK PRODUCT FORM, Licensee shall pay to RCT an earned royalty equal to [**]% of the NET SALES VALUE of each LICENSED PRODUCT in BULK PRODUCT FORM SOLD, or imported into the LICENSED TERRITORY, by or for Licensee or its AFFILIATES during the term of this Agreement, including without limitation each LICENSED PRODUCT in BULK PRODUCT FORM made or imported during the term of this Agreement but SOLD after the termination of this Agreement.

          Subsection 2.2.2. Taxes. Licensee shall bear all taxes and charges assessed or imposed by a governmental authority, including withholding taxes imposed on payments under this Agreement (collectively, "Non-deductible Taxes"). However, Licensee shall have no accountability for any income tax imposed on RCT by the United States (or other country) or a political or governmental subdivision thereof, or for any maintenance fees or annuity payments for keeping any LICENSED PATENT in force. In addition, Licensee may, in determining NET SALES VALUE, deduct taxes or duties imposed on SALES of LICENSED PRODUCT and expressly permitted as deductions under this Agreement. All payments hereunder shall be made undiminished by any Non-deductible Tax. Licensee shall cooperate with and assist RCT in

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obtaining any exemption from Non-deductible Taxes imposed by any government (or instrumentality) on royalty payments made by Licensee to RCT. If such an exemption is not available, the earned royalty rate provided above shall be increased an amount such that the amount actually remitted to RCT after Licensee withholds any Non-deductible Taxes is no less than the above percentage of the NET SALES VALUE of such LICENSED PRODUCTS. If the earned royalty rate is grossed up in the foregoing manner, Licensee may retain any refund of Non-deductible Taxes and RCT shall reasonably cooperate with Licensee in obtaining, through ordinary administrative procedures, such refund without out-of-pocket expense to RCT.

          Subsection 2.2.3. One Royalty. Only one earned royalty will accrue and be paid on a given unit of LICENSED PRODUCT, even if such LICENSED PRODUCT is SOLD or transferred between RELATED PARTIES for subsequent USE or RESALE, or if the manufacture of such LICENSED PRODUCT in one country is covered by the LICENSED PATENTS and the SALE or importation in another country is covered by the LICENSED PATENTS.

          Subsection 2.2.4. Transactions with Other Licensees. If Licensee or its AFFILIATE SELLS a LICENSED PRODUCT to a third party which RCT has licensed under the LICENSED PATENTS, the earned royalty shall be payable under the third-party license upon the USE, SALE, or importation of such LICENSED PRODUCT by such third party and not by Licensee under this Agreement. If a third party which RCT has licensed under the LICENSED PATENTS SELLS LICENSED PRODUCT to Licensee or its AFFILIATE, the earned royalty shall be payable under this Agreement upon the USE, SALE, or importation of such LICENSED PRODUCT by Licensee, and not by such third party.

          Subsection 2.2.5. Credit for Third-Party Royalties.

               (a) OPTION TO ELECT CREDIT. Anytime after June 30, 2003, License shall have the option of taking the credit provided in this Subsection
          2.2.5 for calendar quarters ending after the date on which Licensee elects such option. Licensee shall make such election by providing RCT written notice of its election and concurrently paying to RCT a non-refundable, non-creditable election fee of $[**]. Along with such written notice, Licensee shall present evidence reasonably acceptable to RCT showing that:

               (i) the commercialization of LICENSED PRODUCTS by Licensee or its AFFILIATE is technically or economically viable (as reasonably determined by Licensee) only if or its AFFILIATE practices an invention claimed by a valid claim of a BLOCKING PATENT in a country in the LICENSED TERRITORY. The written notice shall include a copy of the BLOCKING PATENT; and

               (ii) neither Licensee nor its AFFILIATE has any reasonable alternative to obtaining a license under such BLOCKING PATENT under which Licensee or its AFFILIATE must pay royalties for the SALE of LICENSED PRODUCTS in the LICENSED TERRITORY ("Third-Party Royalties");


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Licensee or its AFFILIATE shall be entitled to credit against any earned royalty payable to RCT for a particular calendar quarter for the SALE of any such LICENSED PRODUCT [**]% of the Third-Party Royalties actually paid in the same calendar quarter for the same LICENSED PRODUCT. The Third-Party Royalties paid for the SALE of LICENSED PRODUCTS in a particular country may only be credited against royalties payable to RCT for the SALE of LICENSED PRODUCTS in the same country. In any event, the credit provided by this Subsection 2.2.5 shall not reduce the earned royalty payable to RCT below [**]% of the NET SALES VALUE of such LICENSED PRODUCT.

               (b) PROCEDURE. On or before the date sixty days after ACT's receipt of a copy of the patent that Licensee asserts is a BLOCKING PATENT, RCT shall determine whether such patent is indeed a BLOCKING PATENT and communicate its conclusion to Licensee. If RCT fails to timely communicate its conclusion, RCT shall be deemed to have agreed that such patent constitutes a BLOCKING PATENT. If RCT determines that such patent is not a BLOCKING PATENT, RCT shall communicate its analysis supporting its assertion that such patent is not a BLOCKING PATENT. If RCT and Licensee are unable to agree upon the appropriate treatment of such patent on or before the date ninety days after RCT communicates its analysis to Licensee, RCT and Licensee shall submit the matter to the dispute resolution procedures in accordance with Subsection 7.4.2 below.

     SECTION 2.3 Periodic Reports and Payments.

          Subsection 2.3.1. Frequency of Reports. On or before each January 30 occurring before the first SALE of a LICENSED PRODUCT under this Agreement, Licensee shall deliver to RCT a true and accurate report showing the items specified in Subsection 2.3.2 below as they pertain to the calendar year just ended. On or before the first January 30, April 30, July 30 or October 30 immediately following the first SALE of a LICENSED PRODUCT under this Agreement and on or before each January 30, April 30, July 30 and October 30 thereafter during the term of this Agreement,, Licensee shall deliver to RCT a true and complete written report, showing the items specified in Subsection 2.3.2 below as they pertain to the calendar quarter just ended. A responsible financial officer of Licensee (or that officer's responsible designee), Licensee's independent accounting firm, or the head of Licensee's internal audit committee shall certify in writing that each such report is correct and complete. Licensee's payment of the earned royalties due in respect of the SALE or importation of LICENSED PRODUCTS by Licensee and its AFFILIATES in the calendar quarter covered by the written report shall accompany the report. If no earned royalties are due, Licensee shall so report. Licensee shall pay all amounts due to RCT under this Agreement in United States currency collectible at par (without deduction of exchange, collection or other charges) by wire transfer to: RESEARCH CORPORATION TECHNOLOGIES, INC., Wells Fargo Bank, NA., Tucson Main Office, 150 N. Stone Ave., P.O. Box 1871, Tucson, AZ 85702, ABA & Transit No. 121000248, Acct. 4159-527159--RCT CHECKING; or to the account of RCT at such other bank as RCT may from time to time designate in writing. Licensee shall pay the cost of any wire transfer fees. If the amount is less than $100,000, Licensee may elect to pay by company check, instead of wire transfer, at the address shown in SECTION 7.2. On or before the date ninety days after the end of the calendar


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quarter in which this Agreement is terminated, Licensee shall provide to RCT a written report that complies in all respects with this SECTION. Licensee shall require each AFFILIATE to make appropriate reports to Licensee or RCT to enable Licensee to comply with this SECTION. Failure to satisfy the foregoing shall be a material default under this Agreement.

          Subsection 2.3.2. Content of Quarterly Reports. Each report delivered under Subsection 2.3.1 above shall provide the following information as it pertains to the preceding calendar quarter just ended:

               (a) the quantities of LICENSED PRODUCTS billed for any SALE thereof by Licensee and its AFFILIATES during the previous calendar quarter in each country in which such billing occurred (separately stated for each entity and each country);

               (b) the United States dollar value of the billings on such quantities in (a) above;

               (c) the computation of the NET SALES VALUE based on the dollar value determined in (b) above including a detailed accounting of any allowed deductions from the invoice amounts to arrive at the NET SALES VALUE;

               (d) the computation of earned royalties based on the NET SALES VALUE computed under Paragraph (c) above;

               (e) the quantities of such LICENSED PRODUCTS transferred between RELATED PARTIES or USED by RELATED PARTIES; and

               (f) the computation of earned royalties thereon.

     SECTION 2.4 Books and Records. Licensee shall keep complete and accurate books and reasonable supporting documentation to determine the accuracy of the items reported under SECTION 2.3 and Licensee's compliance in other respects with this Agreement. Licensee shall keep such books and documentation at its principal place of business for three years following the end of the calendar year to which they pertain (and access shall not be denied thereafter if reasonably available). RCT may retain an independent certified public accountant (the "CPA"), reasonably acceptable to Licensee, to inspect, during reasonable business hours and not more than once per calendar year, and copy such books and documentation to verify Licensee's earned royalty statements or Licensee's compliance in other respects with this Agreement. The CPA will enter into a confidentiality agreement with Licensee regarding the information obtained in connection with such inspection, it being understood however that disclosure of such information to RCT shall be expressly permitted thereunder. RCT shall provide Licensee with thirty days' written notice before any such inspection is conducted. If any such inspection discloses an underpayment of earned royalties of 5% or more of the amount of royalties actually due for any quarterly period, then Licensee shall promptly pay the reasonable cost of such inspection after Licensee's receipt of the bill/invoice for such inspection. Licensee shall require its AFFILIATES to keep such books and documentation to enable Licensee to comply with this SECTION. Failure to satisfy the foregoing shall be a material default under this Agreement.


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     SECTION 2.5 Sales Outside The U.S. If Licensee or an AFFILIATE SELL any
LICENSED PRODUCTS for currency other than United States currency, Licensee shall determine the earned royalty payable for such LICENSED PRODUCT in such currency and then convert the earned royalty into its equivalent in United States currency at the New York foreign exchange selling rate for such currency for the last business day of the calendar quarter for which payment is made, as published by The Wall Street Journal (Western edition). If such rate is not so published, the conversion shall be at the selling rate for such currency for the last business day of the calendar quarter for which payment is made, as published by a leading New York, New York bank chosen by Licensee and reasonably acceptable to RCT. If Licensee is late in making any payment, the applicable exchange rate obtained from the sources described above shall be the greater of the rate on the date payment was actually made or the rate on the date on which payment was due.

     SECTION 2.6 Late Payment. If Licensee fails to make any payment required under this Agreement on or before the date ten days after Licensee's receipt of RCT's written notice of such failure, Licensee shall pay interest on the unpaid portion of such amount at an annual rate equal to the prime rate, as quoted by the Wells Fargo Bank, N.A., plus 5%, which shall accrue from the date the payment not timely made became due until the date such payment is paid in full. The interest shall be compounded on the last day of each calendar quarter. If such rate exceeds the rate allowed by applicable law, then the highest rate allowed by law shall apply. Any payments received shall be applied first to the satisfaction of any unpaid, accrued interest and then to the satisfaction of any unpaid principal.

                                   ARTICLE III
                                   [RESERVED]

                                   ARTICLE IV
                                LICENSED PATENTS

     At its sole cost and expense, RCT will endeavor to maintain and prosecute the LICENSED PATENTS. RCT does not make any representation or warranty whatsoever with respect to the LICENSED PATENTS. RCT may, in its sole discretion, abandon any LICENSED PATENT. RCT shall not have any liability nor be subject to any claim for damages if it abandons any LICENSED PATENT. From time to time, upon written request from Licensee not more frequently than once per calendar month, RCT shall apprise Licensee of the status of the prosecution and maintenance of the LICENSED PATENTS, including any reexamination, reissue, or extension filings, any interference or opposition proceedings, pertaining thereto, and any election by RCT to abandon any LICENSED PATENT.

                                    ARTICLE V
                                  INFRINGEMENT

     RCT will protect the LICENSED PATENTS from infringement and prosecute alleged infringers when, in its sole judgment, such action may be necessary, proper, and justified. Licensee shall fully cooperate with RCT, as RCT may request, in connection with any such action but at no out-of-pocket expense to Licensee.


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                                   ARTICLE VI
                                   TERMINATION

     SECTION 6.1 Automatic Expiration; Elective Termination. The term of this Agreement shall expire on the EXPIRATION DATE unless sooner terminated. Licensee may terminate this Agreement at any time by giving RCT three months' written notice of Licensee's election to terminate.

     SECTION 6.2 Licensee's Breach of Agreement.

          Subsection 6.2.1. Breach. Upon any material breach of this Agreement by Licensee, RCT, in addition to any other remedy available at law or equity, may elect to terminate this Agreement by giving Licensee written notice of RCT's election to terminate this Agreement. This Agreement shall terminate upon the expiration of the period stated in the written notice, as provided in Subsection
6.2.2 below, unless Licensee has cured such breach on or before the expiration of such period. A material breach of this Agreement includes, without limitation, any failure to timely pay any amount, in full, when due under this Agreement.

          Subsection 6.2.2. Notice and Cure Period. If the breach is a monetary breach (i.e., failure to timely pay amounts to RCT required to be paid under this Agreement), the notice and cure period shall be thirty days. If the breach is a nonmonetary breach (i.e., not involving the payment to RCT of any amounts required to be paid under this Agreement), the notice and cure period shall be sixty days. If the nonmonetary breach is of a type that requires more than sixty but less than 120 days to cure, the cure period shall be extended to 120 days so long as Licensee has, throughout the 120 day period, diligently undertaken substantive and progressive efforts to cure such breach on or before the date the 120 days expire.

          Subsection 6.2.3. Immediate Default. "Financial Default" means any voluntary or involuntary dissolution, bankruptcy, insolvency of Licensee or assignment of Licensee's assets for the benefit of creditors. The filing of an involuntary petition in bankruptcy or an involuntary petition for dissolution shall only be deemed a Financial Default if the petition is not dismissed with prejudice on or before the date sixty days after the date it was filed. "Procedural Default" means a lawsuit filed by Licensee or its AFFILIATE against RCT seeking a declaratory judgment or determination, as the case may be, that any of the PATENT CLAIMS is invalid or unenforceable or otherwise not patentable or reduced in scope. Financial Defaults and Procedural Defaults shall constitute immediate and material breaches of this Agreement and, upon the occurrence of either a Financial Default or Procedural Default, this Agreement shall immediately terminate. Anytime before the occurrence of a Financial Default or the filing of a bankruptcy petition concerning Licensee, Licensee shall notify RCT in writing of Licensee's intention to file the petition or of another's intention to file an involuntary petition in bankruptcy or the impending Financial Default. Failure to provide such written notice shall be deemed to be an immediate, pre-petition, incurable, and material breach of this Agreement. The laws of the country of the patent in question shall govern the interpretation and enforcement of this Subsection 6.2.3.

     SECTION 6.3 Surviving Obligations and Provisions. Licensee's obligations to pay, and report to RCT on, the SALE of any LICENSED PRODUCT made, or imported before


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termination of this Agreement or expiration of the pertinent LICENSED PATENTS
(even if such LICENSED PRODUCT is SOLD after the termination of this Agreement or expiration of the pertinent LICENSED PATENT), shall survive such termination or expiration. In addition to any provision of this Agreement that expressly survives the termination of this Agreement or expiration of the LICENSED PATENTS, the provisions of SECTIONS 2.3 ("Periodic Reports and Payments") and
2.4 ("Books and Records") (to the extent provided therein) and SECTION 6.3 and
ARTICLE VII shall survive the termination of this Agreement.

                                   ARTICLE VII
                                     GENERAL

     SECTION 7.1 Integration. This Agreement constitutes the entire agreement between the parties as to its subject matter. All prior and contemporaneous negotiations, representations, warranties, agreements, statements, promises, and understandings are superseded and merged into, extinguished by, and completely expressed by such documents. No party shall be bound by or charged with any written or oral agreements, representations, warranties, statements, promises, or understandings not specifically set forth in such documents.

     SECTION 7.2 Addresses and Notices. All notices, demands, requests, reports, and other communications provided in this Agreement or under applicable law shall be in writing and shall be deemed to have been made or given: (a) when delivered, if delivered by hand or sent by facsimile; (b) on the day following deposit with an overnight courier; or (c) on the date five days following deposit with the United States Mail, certified or registered:

If to RCT:                                If to Licensee:
President                                 President
Research Corporation Technologies, Inc.   BioVex Ltd.
101 N. Wilmot Rd., Suite 600              The Windeyer Institute
Tucson, Arizona USA 85711-3365            46 Cleveland Street
Fax: 520-748-0025                         London 41T 4JF
                                          ENGLAND
                                          Fax: 44-1293-415 893

Such addresses may be altered by notice so given. Payments by Licensee to RCT under this Agreement shall be delivered to RCT at the foregoing address.

     SECTION 7.3 Applicable Law. This Agreement and its effect are subject to and shall be construed and enforced in accordance with the law of the State of Delaware, U. S. A., without regard to the law of Arizona concerning the conflicts of laws, except as to any issue which by the law of Arizona depends upon the validity, scope or enforceability of any PATENT CLAIM, and except as to the provisions of Subsection 6.3.3 as they apply to any given LICENSED PATENT, which issue and provisions shall be determined in accordance with the applicable patent laws of the country of such LICENSED PATENT.

     SECTION 7.4 Dispute Resolution.


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          Subsection 7.4.1. Venue for Unresolved Differences. The parties shall make all reasonable efforts to resolve any dispute concerning this Agreement, its construction, or its actual or alleged breach, by face-to-face negotiations between senior executives. Except as provided in Subsection 7.4.2 below, should such negotiation fail to resolve the matter, either party may bring judicial proceedings to resolve the matter in any state or federal court of competent jurisdiction sitting in the State of Arizona, Pima County. By executing and delivering this Agreement, each party, for itself and in respect of its property, irrevocably consents and submits to the exclusive jurisdiction and venue of such courts in any such proceeding and otherwise waives any objection or defense, including any objection or defense based on forum non conveniens or improper venue, which it may now or hereafter have to the bringing of any such proceedings in such courts. Each party further agrees that service of process of notice in any such proceeding shall be effective if in writing and sent in the manners provided in SECTION 7.2 of this Agreement, or in any other manner permitted by Arizona law.

          Subsection 7.4.2. Arbitration. Any dispute between the parties concerning the extent to which Licensee is entitled to a credit against earned royalties due hereunder as provided in Subsection 2.2.5 above shall be resolved pursuant to this Subsection 7.4.2. If the parties have a dispute over such matter, the parties shall make all reasonable efforts to resolve such dispute by face-to-face negotiations between senior executives. Should such negotiation fail to resolve the matter, the parties shall pursue mediation in accordance with the Center for Public Resources' Model Procedure for Mediation of Business Disputes. Should such mediation fail to resolve the matter, the matter shall be finally decided by binding arbitration (the "Arbitration") by and in accordance with the Rules then in effect of the American Arbitration Association ("AAA"), and judgment upon the award rendered may be entered in the highest court of the forum, state or federal, having jurisdiction. The Arbitration will be conducted in the New York, New York metropolitan area. In the Arbitration, the arbitrator shall be a mutually acceptable independent expert in the area of the dispute. If the parties are unable to agree on an arbitrator, the arbitrator shall be an independent expert as described in the previous sentence selected by the chief executive of the New York, New York office of the AAA. The parties and arbitrator shall use their reasonable best effort to complete the Arbitration on or before the date thirty days following the appointment of the arbitrator. The parties shall bear equally the costs of the Arbitration and each party shall bear its own expenses in connection with the Arbitration. Nothing in this Subsection 7.4.2 shall be construed to waive any of either party's rights or timely performance of any of either party's obligations existing under this Agreement.

     SECTION 7.5 Compliance With Law; Severability. Nothing in this Agreement shall be construed to require the commission of any act contrary to law. If this Agreement conflicts with any statute, law, ordinance, or treaty concerning the legal right of the parties to contract, the latter shall prevail. In such event, the affected provisions of this Agreement shall be curtailed and limited only to the extent necessary to bring it within the applicable legal requirements and the validity, legality, and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

     SECTION 7.6 Representations. Each party represents and warrants to the other that this Agreement constitutes a valid and binding agreement of the representing and warranting party, that execution, delivery and performance of this Agreement by the representing and warranting


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party are within such party's corporate power, have been duly authorized by all necessary corporate action, and that it shall exercise its good faith in performing under this Agreement. RCT represents and warrants that it has the right to grant licenses under the LICENSED PATENTS. Nothing contained in this Agreement shall be construed as a representation or warranty by RCT: (a) that the LICENSED PATENTS or any PATENT CLAIM can be or will be used to prevent the importation, sale or use by a third party of a product in any country of the LICENSED PATENTS where such product is placed in commerce under circumstances which applicable laws or treaties preclude the use of the LICENSED PATENTS or any PATENT CLAIM to prevent such importation, sale, or use; (b) as to the scope or validity of any LICENSED PATENT or any PATENT CLAIM; or (c) that any performance or practice under any LICENSED PATENT or any PATENT CLAIM is not an infringement of any patent of others.

     SECTION 7.7 Independent Contractor. In its performance under this Agreement, each party shall be an independent contractor and neither party (nor its employee or agent) shall be an agent or partner of the other party.

     SECTION 7.8 Headings. The headings of the various ARTICLES, SECTIONS and Subsections of this Agreement are used solely for the convenience of the parties, do not form a part of this Agreement, do not affect the interpretation or meaning of this Agreement, and do not define, limit, extend, or describe its scope or intent.

     SECTION 7.9 No Third-Party Beneficiaries. Except for SECTIONS 7.14, 7.15, and 7.19, which shall also be for the benefit of, and enforceable by, the INSTITUTION and the INVENTORS, none of the provisions of this Agreement shall be for the benefit of, or enforceable by, any third party. The agreements herein contained are made for the sole benefit of the parties hereto and no other person or entity is intended to or shall have any rights or benefits hereunder, whether as a third party beneficiary or otherwise.

     SECTION 7.10 Waiver. A party's express or implied consent or waiver of the other party's breach of its obligations hereunder shall not be deemed to be, or construed as, a consent to, or waiver of, any other breach of the other party. A party's failure, no matter how long, to: (a) complain of any act, or failure to act, by the other party; (b) declare the other party in default; (c) insist upon the strict performance of any obligation or condition of this Agreement; or (d) exercise any right or remedy consequent upon a breach thereof; shall not constitute a waiver by such party of its rights, such breach, or any other obligation or condition. A party's consent in any one instance shall not limit or waive the necessity to obtain such party's consent in any future instance. No single or partial exercise of any right, power or privilege by a party hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege by such party. In any event, no consent or waiver shall be effective for any purpose hereunder unless such consent or waiver is in writing and signed by the party granting such consent or waiver.

     SECTION 7.11 Computation of Time. In computing any period of time pursuant to this Agreement, the day or date of the act, notice, event, or default from which the designated period of time begins to run will not be included. The last day of the period so computed will be


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included, unless it is a Saturday, Sunday, or federal holiday in which event the period runs until the end of the next day which is not a Saturday, Sunday, or federal holiday.

     SECTION 7.12 Registration of Agreement. Licensee agrees to take all reasonable and necessary steps to register this Agreement in any country of the LICENSED PATENTS where such is required to permit the transfer of funds and/or payment of royalties to RCT hereunder or is otherwise required by the government or law of such country to effectuate or carry out this Agreement. Licensee shall not be relieved of any obligations under this Agreement because it failed to register this Agreement in any country of the LICENSED PATENTS.

     SECTION 7.13 Disclaimer. It shall be the full and sole responsibility of Licensee and its AFFILIATES to use appropriate care in the practice, manufacture or use of any product under any license granted under this Agreement. None of RCT, the INSTITUTION, or any INVENTOR: (a) shall have the right to control the manner in which any product licensed under this Agreement is made or practiced;
(b) shall be required to provide any know-how or operating instructions or other information with respect to any such product; and (c) makes any representation or warranty whatsoever with respect to any such product.

     SECTION 7.14 Indemnity. LICENSEE AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS RCT, THE INVENTORS, THE INSTITUTION, AND ALL OFFICERS, DIRECTORS, EMPLOYEES, AND AGENTS OF RCT AND INSTITUTION (COLLECTIVELY, THE "INDEMNITEES") FROM AND AGAINST ANY AND ALL CLAIMS, DAMAGES AND LIABILITIES, INCLUDING LEGAL COSTS AND FEES, OF OR ASSERTED BY LICENSEE, ITS AFFILIATES, ANY RELATED PARTIES, AND/OR ANY THIRD PARTIES (WHETHER GOVERNMENTAL OR PRIVATE) ARISING FROM THE MANUFACTURE, USE, SALE, OR IMPORTATION OF ANY LICENSED PRODUCT BY OR FOR LICENSEE OR ITS AFFILIATES, OR ARISING FROM THE USE OF ANY SUCH LICENSED PRODUCT BY ANY THIRD PARTY INCLUDING ANY CONSUMER OR ANY CUSTOMER OF LICENSEE OR ITS AFFILIATES. IN NO EVENT SHALL AN INDEMNITEE BE LIABLE UNDER THIS AGREEMENT FOR ANY DIRECT (OTHER THAN FOR AMOUNTS PAID UNDER THIS AGREEMENT), INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING BUT NOT LIMITED TO LOST REVENUE, LOST PROFITS, OR LOST SAVINGS), EVEN IF AN INDEMNITEE HAS NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING INDEMNITY SHALL NOT BE AVAILABLE TO ANY INDEMNITEE TO THE EXTENT ANY CLAIM, DAMAGE, OR LIABILITY ARISES SOLELY FROM GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE IN THE MANUFACTURE, USE, SALE, OR IMPORTATION OF SUCH LICENSED PRODUCT, ALTHOUGH ANY INDEMNITEE NOT GUILTY OF SUCH ACTS SHALL NOT BE SUBJECT TO THIS LIMITATION AND SHALL CONTINUE TO BENEFIT FROM SUCH INDEMNITY. IF AN INDEMNITEE INTENDS TO CLAIM INDEMNIFICATION UNDER THIS SECTION, SUCH INDEMNITEE SHALL: (A) PROMPTLY PROVIDE LICENSEE WRITTEN NOTIFICATION OF ANY CLAIM, ACTION, SUIT OR PROCEEDING FOR WHICH THE INDEMNITEE INTENDS TO CLAIM SUCH INDEMNIFICATION; (B) GIVE LICENSEE SOLE CONTROL OF THE DEFENSE AND/OR SETTLEMENT THEREOF; AND (C) PROVIDE LICENSEE, AT LICENSEE'S EXPENSE, WITH REASONABLE ASSISTANCE AND ALL PERTINENT INFORMATION IN SUCH


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INDEMNITEE'S POSSESSION CONCERNING SUCH MATTER. NOTWITHSTANDING THE FOREGOING,
LICENSEE SHALL HAVE NO OBLIGATIONS FOR ANY CLAIM, ACTION, SUIT, OR PROCEEDING IF THE INDEMNITEE SEEKING INDEMNIFICATION MAKES ANY MATERIAL ADMISSION IN WRITING OR ANY SETTLEMENT REGARDING SAME WITHOUT THE LICENSEE'S PRIOR WRITTEN CONSENT WHICH SHALL NOT BE UNREASONABLY WITHHELD OR DELAYED.

     SECTION 7.15 Insurance. On or before the date on which Licensee first commences an experiments or trials involving human subjects and concerning a LICENSED PRODUCT, Licensee shall obtain and, thereafter throughout the term of this Agreement, and for a period of 10 years after termination of this Agreement, maintain in force products liability insurance and other insurance coverages typically carried by entities engaged in Licensee's business in amounts not less than L1,000,000 per accident or occurrence to the extent such insurance and other coverages are commercially available on reasonable terms. Such insurance policies shall name the Indemnitees as additional insureds as respects this Agreement. Such policies shall provide or be endorsed to provide that such insurance is primary and any other insurance carried by any of the Indemnitees shall be excess and not contributing with the insurance required hereunder. The policies shall contain Cross Liability and/or Severability of Interests provisions so as to not impair the right of one insured against another insured. The insurance policies shall provide or be endorsed to provide that written notice by registered mail shall be given to the Indemnitees at least thirty days before termination, cancellation, or reduction of coverage. The insurance policies required to be carried by Licensee under this Agreement shall be with companies that are reasonably acceptable to, and approved by, RCT. Licensee shall furnish RCT and the INSTITUTION with a certificates of insurance evidencing coverage and, when requested, a copy of such policy. The requirements of this SECTION 7.15 shall survive termination of this Agreement.

     SECTION 7.16 Construction. The parties agree that each party has reviewed this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply to the interpretation of this Agreement.

     SECTION 7.17 Patent Marking. When practicable, Licensee shall mark all LICENSED PRODUCTS with a legible notice indicating that the LICENSED PRODUCTS are covered by claims in a pending patent application or an issued LICENSED PATENT, as the case may be. Licensee further covenants and agrees that it shall place on the packaging of each LICENSED PRODUCT (or the package insert accompanying such LICENSED PRODUCT) a legible notice indicating that the LICENSED PRODUCTS are licensed, suitable, and intended only for use in humans for in vivo therapeutic purposes.

     SECTION 7.18 Assignment. This Agreement, and the license, rights, and duties contained in this Agreement, shall not be assigned by Licensee without the prior written consent of RCT, which consent shall not be unreasonably withheld or delayed. RCT's consent shall not be required if this Agreement is assigned to an AFFILIATE or as part of a sale or transfer pursuant to other bona fide business arrangements (e.g., merger or otherwise) of all or substantially all of Licensee's business. Licensee shall give RCT prior written notice of such assignment and obtain Licensee's assignee's agreement to abide by the terms of this Agreement


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and assume all of Licensee's obligations under this Agreement. Upon assignment, the term "Licensee" as used in this Agreement shall thereafter mean the assignee of Licensee. If Licensee should sell or otherwise transfer the portion of its business pertaining to the production of a particular LICENSED PRODUCT(S) or to all LICENSED PRODUCTS and does not, as part of such sale or transfer, also assign this Agreement to the purchaser or transferee, RCT shall, promptly after receipt from Licensee of its written request therefor, offer to such purchaser or transferee a non-exclusive license to practice under the LICENSED PATENTS in the LICENSED TERRITORY at the terms then offered by RCT to commercial entities.

     SECTION 7.19 Non-Use of Names. Licensee shall not use the name of any INVENTOR, the INSTITUTION, RCT, or any adaptation of any of them, in any advertising, promotional or sales literature, without prior written consent obtained from the INVENTOR, the INSTITUTION, or RCT, as applicable. Licensee shall require its AFFILIATES to comply with the foregoing.

                                  ARTICLE VIII
                                   DEFINITIONS

     When fully capitalized in this Agreement, the following terms shall have the meanings set forth below:

     SECTION 8.1 "AFFILIATE" means any entity which directly or indirectly controls, is controlled by, or is under common control with, a party to this Agreement. "Control" shall constitute the right to cast, or the right to direct the casting of, at least fifty percent (50%) of the votes at a meeting of such owners, or at a meeting of the entity's directors or governing body, or the right to designate a majority of the entity's directors or members of the entity's governing body, or the power to direct or cause the direction of the management or policies of an entity, whether through the ownership of voting securities, by contract, or otherwise. In addition to, and without limiting the generality of, the foregoing, the parties agree that a Collaboration Partner of Licensee shall be deemed to be an AFFILIATE of Licensee for purposes of this Agreement. As used herein, "Collaboration Partner" means any third party that is a party with Licensee to a collaboration and/or other development and/or license agreement pursuant to which such third party has any right or obligation to conduct research and/or development related to a LICENSED PRODUCT and/or to market and/or distribute a LICENSED PRODUCT. If such agreement is terminated, such third party shall no longer be a Collaboration Partner unless and until such third party and Licensee enter into a new collaboration and/or other development and/or license agreement pursuant to which such third party has such right(s).

     SECTION 8.2 "BLOCKING PATENT" means a patent that: (a) is not owned by RCT, Licensee, or an AFFILIATE of Licensee; and (b) is not licensed to Licensee under this Agreement but covers an essential component or element of such LICENSED PRODUCT such that such LICENSED PRODUCT would not be technically or commercially viable (as the parties may reasonably determine) without such component or element.

     SECTION 8.3 "BULK PRODUCT FORM" means a LICENSED PRODUCT in a form other than FINAL PRODUCT FORM.


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     SECTION 8.4 "COMBINATION PRODUCT" means a LICENSED PRODUCT comprising: (a)
one or more products or vaccines ("Approved Licensed Products") each of which have been subject to a separate Biologics License Application (or foreign equivalent) before the FDA or a corresponding foreign regulatory authority that if made, USED, SOLD, offered for SALE or imported alone would infringe, but for this Agreement, a PATENT CLAIM; and (b) one or more products or vaccines ("Unapproved Licensed Products") each of which have been subject to a separate Biologics License Application (or foreign equivalent) before the FDA or a corresponding foreign regulatory authority that if made, USED, SOLD, offered for SALE or imported alone would not infringe a PATENT CLAIM. An example of a Approved Licensed Product is a vaccine containing a GENE or a vaccine containing a vector containing a GENE.

     SECTION 8.5 "EXPIRATION DATE" means the date on which the LICENSED PATENT that has the latest expiration date expires, after accounting for any extensions of any LICENSED PATENTS. A patent shall be understood to expire at midnight of the date of its expiration. References herein to the "term of this Agreement shall refer to the period commencing as of the Effective Date and ending as of the EXPIRATION DATE.

     SECTION 8.6 "FINAL PRODUCT FORM" means a LICENSED PRODUCT in a form intended or suitable for final use in the final consumer by the administering physician or health professional.

     SECTION 8.7 "GENE" means a DNA encoding a mammalian granulocyte macrophage colony stimulating factor which DNA would, if made, USED, SOLD, offered for SALE, or imported into the LICENSED TERRITORY, in the absence of this Agreement, directly infringe, contributorily infringe, or induce the infringement of a PATENT CLAIM.

     SECTION 8.8 "INSTITUTION" means the Ludwig Institute for Cancer Research.

     SECTION 8.9 "INVENTOR" means a person identified as such on a LICENSED PATENT.

     SECTION 8.10 "LICENSED PATENTS" means:

               (a) United States Patent No. 5,602,007 issued February 11, 1997, Canadian Application No. 495,255 filed November 13, 1985; Japanese Application 501426/85 filed March 19, 1985, Japanese Application 8-095743 filed April 17, 1996, Australian Patent 594014 issued June 18, 1990, and Australian Patent 629938 issued February 5, 1993;

               (b) any divisional or continuation, in whole or in part, application based on any of the foregoing;

               (c) any and all issued and unexpired patents resulting from any of the applications described in Paragraph (a) or (b) above; and


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               (d) any and all issued and unexpired reissues, reexaminations, renewals or extensions that may be based on any of the patents described in Paragraphs (a) or (c) above.

The parties acknowledge and agree that the LICENSED PATENTS do not include any patents or patent applications assigned to RCT issued or pending in countries in the European continent (the "European Patent Rights"). The right to practice under the European Patent Rights is exclusive to a third party to which RCT has granted a license to practice thereunder.

     SECTION 8.11 "LICENSED PRODUCT" means a GENE, GENE construct, or cell containing a GENE or GENE construct: (a) suitable and intended for use in humans for in vivo therapeutic purposes; (b) labeled and SOLD for use in humans for in vivo therapeutic purposes; and (c) not intended for use in the in vivo production of protein in any non-human animal, or the production of a PROTEIN PRODUCT. If a LICENSED PRODUCT is SOLD in a form other than a dosage form suitable for final use by the administering physician or the consumer, the gross billings shall be determined by multiplying the number of doses in final dosage form that such LICENSED PRODUCT would provide or be converted into by the average price in the same calendar quarter for a single dose in final dosage form of a LICENSED PRODUCT

     SECTION 8.12 "LICENSED TERRITORY" means Australia, Canada, Japan, and the United States of America and their respective territories and possessions.

     SECTION 8.13 "NET SALES VALUE" of any product means the gross billings for the SALE of a LICENSED PRODUCT less the deductions identified below.

          Subsection 8.13.1. Determining Gross Billings. Except in the case of COMBINATION PRODUCTS, the gross billings used for calculating NET SALES VALUE of any LICENSED PRODUCT shall be determined as follows:

               (a) If Licensee or its AFFILIATE SELLS the LICENSED PRODUCT:

                    1. To a third party that is not a RELATED PARTY, gross
               billings shall be Licensee's or its AFFILIATE's actual gross billings, as the case may be;

                    2. To a RELATED PARTY for subsequent SALE by such RELATED
               PARTY, gross billings shall be such RELATED PARTY's actual gross billings for such subsequent SALE.;

                    3. To a RELATED PARTY for USE by such RELATED PARTY, gross billings shall be the gross billings that would result from a hypothetical arm's length SALE to a third party (that is not a RELATED PARTY) by Licensee or its AFFILIATE, as the case may be;

               (b) If Licensee or its AFFILIATE USES the LICENSED PRODUCT, gross billings shall be the gross billings that would result from a hypothetical arm's length SALE to a third party (that is not a RELATED PARTY) by Licensee


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          or its AFFILIATE, as the case may be. However, the billings for any
          LICENSED PRODUCT:

                    1. (i) used only for, and produced only in, internal
               scale-up studies or manufacturing testing or validation conducted by or on behalf of Licensee or a RELATED PARTY, or in quality assurance efforts or internal research conducted by or on behalf of Licensee or a RELATED PARTY; or (ii) distributed, free of charge, or at fully-allocated manufacturing costs only, but with no profit to Licensee or any RELATED PARTY, in the course of pre-clinical or clinical trials conducted in furtherance of registration requirements imposed by a regulatory or governmental authority, such as the U.S. Food and Drug Administration or similar competent regulatory authority in any country, to obtain approval to market such LICENSED PRODUCT; or

                    2. distributed, free of charge, to the drug trade as a
               therapeutic product as part of Licensee's promotional effort (such as samples), compassionate use or any indigent patient program;

     shall be zero dollars. The foregoing sentence shall be narrowly construed and interpreted.

          Subsection 8.13.2. Determining Actual Billings -- COMBINATION PRODUCTS. The billings used for calculating NET SALES VALUE of any LICENSED PRODUCT that is a COMBINATION PRODUCT shall be determined as follows:

               (a) calculate a fraction, the numerator of which is the number of Approved Licensed Products in such COMBINATION PRODUCT and the denominator of which is the sum of the number of Approved Licensed Products and the number of Unapproved Licensed Products in such COMBINATION PRODUCT. Such fraction, however, shall in no event be less than one-third; then

               (b) multiply the actual billings by Licensee or its AFFILIATE for such COMBINATION PRODUCT (determined in accordance with Subsection
          8.13.1 above) by the foregoing-fraction.

     In determining the NET SALES VALUE of any COMBINATION PRODUCTS, before applying any deduction permitted under Subsection 8.13.3 to the amount received as determined hereunder, such deduction shall likewise be multiplied by the fraction determined in (a) above.

          Subsection 8.13.3. Allowable Deductions. When factually applicable, the following deductions may be deducted from actual billings as determined above:

               (a) rebates, volume, quantity, trade or cash discounts, allowed and taken, in amounts customary in the trade;


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               (b) sales taxes, use taxes, value added tax, and/or duties imposed upon, and with specific reference to, particular SALES to the extent included in the amount of actual billings;

               (c) amounts allowed or credited on returns, rejections or recalls, voluntary or otherwise (not exceeding the original billing); and

               (d) charges for freight, packaging, handling, and freight allowances, and outbound transportation costs prepaid to the extent included in such actual billings.

No other allowance or deduction shall be made including without limitation allowances or deductions for any commissions or sales fees by whatever name known.

     SECTION 8.14 "PATENT CLAIM" means a valid claim in an unexpired LICENSED PATENT. A PATENT CLAIM shall be presumed to be valid unless and until it has been held to be invalid by a final judgment of a court of competent jurisdiction from which no appeal can be or is taken. For the purposes of this Agreement, and especially for purposes of royalty determination and payment under ARTICLE II ("Financial Terms"), any claim being presented in a pending patent application shall be deemed to be the equivalent of a valid claim of an issued, unexpired patent and in consideration of RCT's agreement to grant a license under any patent issuing thereon earned royalties shall be payable in respect thereto as though it were a valid patent claim.

     SECTION 8.15 "PROTEIN PRODUCT" means any isolated, recombinant protein, suitable or intended for subsequent use or sale, comprising a mammalian granulocyte macrophage colony stimulating factor or analog or homolog thereof that would directly infringe, contributorily infringe, or induce the infringement of a PATENT CLAIM. For purposes of clarity, it is understood that a cancer vaccine in which a cell is transfected or infected with a GENE or GENE construct for use in the in vivo production of a protein in any human is not a PROTEIN PRODUCT.

     SECTION 8.16 "RELATED PARTY" means any one of Licensee, AFFILIATES of Licensee, or any third party that is not an AFFILIATE of Licensee to which: (a) Licensee or its AFFILIATE has granted the right to distribute a LICENSED PRODUCT and such third party either is responsible for the marketing and promotion of such LICENSED PRODUCT or shares with Licensee or its AFFILIATE the proceeds from such third party's SALES of LICENSED PRODUCT; (b) Licensee has granted co-marketing rights wherein the third party may SELL LICENSED PRODUCTS,; or (c) Licensee is under an obligation to a third party to supply or manufacture LICENSED PRODUCTS for SALE by the third party under such third party's name or mark. A distributor of LICENSED PRODUCTS under Licensee's name or mark shall not be considered a RELATED PARTY if neither Licensee nor its AFFILIATE shares, directly or indirectly, in the proceeds from such distributor's SALES of such LICENSED PRODUCT.

     SECTION 8.17 "SELL" (and any cognate noun form and conjugated verb form thereof) means to sell, or otherwise part with or dispose of, for value.


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     SECTION 8.18 "USE" (and any cognate noun form and conjugated verb form thereof) shall mean to use for commercial purposes.


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     IN WITNESS WHEREOF, the parties hereto have each caused a duly authorized officer to sign this Agreement to be effective the Effective Date.

BioVex Ltd.                             Research Corporation Technologies, Inc.


By: /s/ Robert Coffin                   By: /s/ Gary M. Munsinger
    ---------------------------------       ------------------------------------
Director                                President

Date: 10/7/01                           Date: May 31, 2001


                                       19
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                      FIRST AMENDMENT TO LICENSE AGREEMENT

     Effective January 1, 2003 (the "Amendment Effective Date"), Research Corporation Technologies, Inc., a Delaware nonprofit corporation with offices at 101 N. Wilmot Rd., Suite 600, Tucson, Arizona 85711-3365 ("RCT"), and BioVex Ltd., an entity organized under the laws of the United Kingdom, with offices at the Windeyer Institute, 46 Cleveland Street, London WIT 4JF, England ("Licensee") agree as follows:

                                    ARTICLE I
                                   BACKGROUND

     RCT and Licensee are parties to a certain license agreement made effective May 31, 2001 (the "License Agreement") under which RCT granted to Licensee a non-exclusive license under certain LICENSED PATENTS, as defined in the License Agreement. RCT and Licensee desire to amend the License Agreement as set forth below.

                                   ARTICLE II
                                    AMENDMENT

     SECTION 2.1 Amendment to SECTION 2.1 of the License Agreement. SECTION 2.1 of the License Agreement is hereby changed by deleting it in its entirety and replacing it with the following:

          SECTION 2.1. License Fees.

          Subsection 2.1.1. License Issue Fee. On or before the date thirty days after the execution and delivery of this Agreement, Licensee must pay to RCT a non-refundable, non-creditable license issue fee of US$[**]. RCT acknowledges receipt of US$[**] in satisfaction of the foregoing obligation of Licensee.

          Subsection 2.1.2. License Maintenance Fee. Licensee must pay to RCT a non-refundable, non-creditable, pre-paid annual license maintenance fee of $[**]. Licensee must pay the first maintenance fee on or before January 30, 2003, and must pay subsequent maintenance fees on or before January 30 of each year thereafter during the term of this Agreement through and including the January 30 immediately preceding the first SALE of a LICENSED PRODUCT under this Agreement.

          Subsection 2.1.3. Milestone Fees. In addition to the foregoing, Licensee shall pay to RCT a non-refundable, non-creditable milestone fee of $[**] on or before the date thirty days after the first SALE of a each type of LICENSED PRODUCT. For purposes of the foregoing, a LICENSED PRODUCT shall be deemed to be a different "type" of LICENSED PRODUCT if a separate Investigational New Drug Application ("IND") is required to be filed with the U.S. Food and Drug Administration in accordance with 21 CFR Part 312 to conduct clinical trials for such LICENSED PRODUCT in the United States.

     SECTION 2.2 Amendment to SECTION 2.2 of the License Agreement. SECTION 2.2 of the License Agreement is hereby amended by: (a) changing the reference to "[**]%"

                                                                        05/22/03


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appearing in the second line of Subsection 2.2.1 to read "[**]%"; (b) by changing the reference to "[**]%" appearing in the sixth line of Subsection
2.2.1 to read "[**]%"; and (c) by deleting Subsection 2.2.5 in its entirety.

     SECTION 2.3 Continued Effect. The License Agreement shall continue in force and effect unchanged, except as specifically set forth in this document.

     IN WITNESS WHEREOF, the parties have each caused a duly authorized officer to sign this Agreement on the date(s) indicated below, to be effective the Amendment Effective Date.

BioVex, Ltd.                            Research Corporation Technologies, Inc.


By: /s/ Philip Astley-Sparke            By: /s/ Gary M. Munsinger
    ---------------------------------       ------------------------------------
Title: CFO                              Title: President
Date: 24/1/2003                         Date: January 23, 2003


                                        2